CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors of Clarus Corporation:

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333-42600, 333-42604, 333-127686 and 333-79565) of Clarus Corporation of our report dated February 10, 2010 (except for Note 15 as to which the date is May 13, 2010) with respect to the balance sheets of Gregory Mountain Products, Inc. as of December 31, 2009 and 2008, and the related statements of operations, changes in stockholder’s equity, and cash flows for the year ended December 31, 2009 and for the period from March 15, 2008 (inception) to December 31, 2008, and our report dated May 14, 2009 (except for Note 14 as to which the date is May 13, 2010) with respect to the balance sheets of Gregory Mountain Products, Inc. as of December 31, 2008 (Successor), March 15, 2008 (Successor), and December 31, 2007 (Predecessor), and the related statements of operations, changes in stockholder’s equity, and cash flows for the period from March 15, 2008 to December 31, 2008 (Successor), the period from January 1, 2008 to March 14, 2008 (Predecessor), and the year ended December 31, 2007 (Predecessor), which reports appear on this Form 8-K of Clarus Corporation.

/s/ Burr Pilger Mayer, Inc.
San Francisco, California
June 3, 2010